F & M Bank Corp.—News and Financials
F & M BANK CORP. REPORTS 2ND QUARTER FINANCIAL RESULTS
     TIMBERVILLE, VA—July 30, 2010—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter and six months ended June 30, 2010 and its recently declared second quarter dividend.
     The Company’s net income for the first six months of 2010 was $1,735,905, a decrease of $238,698 compared to the same period last year. Net income for the second quarter of 2010 was $979,829, which is a decrease of $111,177 from the second quarter of 2009. Earnings per share were $.76 and $.86 for the first six months of 2010 and 2009, respectively. Earnings per share were $.43 and $.48 for the second quarter of 2010 and 2009, respectively.
     Consolidated earnings, including parent company transactions, decreased for both the second quarter and year to date 2010 due primarily to increased FDIC Assessments and increased Provision for Loan Losses. Through June 2010, the FDIC Assessments and Provision totaled $578,533 and $1,800,000, respectively. This contrasts with FDIC Assessments of $280,730 and Provision of $520,000, respectively through June 2009. Combined this equates to an increase in non-interest expense of $1,577,803 in 2010 versus 2009. These increased expenses were partially offset by an $860,556 change in securities transactions, resulting from a gain of $29,950 through June 2010 versus losses of $830,606 through June 2009. The losses in 2009 were primarily from Other Than Temporary Impairment (OTTI) write downs rather than from the sale of securities.
     Total assets of the Company were $544.4 million at June 30, 2010, which represents an increase of $50.0 million or 10.12% from June 30, 2009 and an increase of $5.2 million or .96% from $539.2 million at December 31, 2009. Total loans held for investment were $445.4 million at June 30, 2010, which represents an increase of $29.1 million or 6.99% from $416.3 million at June 30, 2009 and an increase of $11.0 million (2.54%) from $434.4 million at December 31, 2009. Loans held for sale totaled $32.4 million at June 30, 2010 and $20.4 million and $31.2 million, respectively at June 30, 2009 and December 31, 2009. Loans held for sale are comprised of secondary market loans the Bank has originated and short term residential mortgage participations that have an average life of approximately two weeks. Total deposits were $427.6 million at June 30, 2010, which represents an increase of $51.2 million (13.60%) from $376.4 million at June 30, 2009 and an increase of $6.97 million from $420.6 million at December 31, 2009.
     On June 17, 2010, the Company declared its second quarter dividend of $0.15 per share which will be paid on August 9, 2010, to shareholders of record as of July 14, 2010. Cumulative dividends declared for the six month period total $0.30 in 2010 versus $0.46 in 2009.
     Highlights of the company’s financial performance are included below.
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp.Financial Highlights

	For Six Months
	Ended June 30
INCOME STATEMENT	Unaudited	Unaudited
	2010	2009

Interest and Dividend Income	$13,709,199	$13,719,436
Interest Expense	4,655,673	5,250,155

Net Interest Income	9,053,526	8,469,281
Non-Interest Income	1,643,912	1,616,189
Provision for Loan Losses	1,800,000	520,000
FDIC Assessment	578,533	280,730
Other Non-Interest Expenses	5,810,412	5,599,628

Income Before Income Taxes & Securities Transactions	2,508,493	3,685,112
Securities Gains (Losses)	29,950	(830,606)
Provision For Income Taxes	779,214	833,974
Less Minority Interest	23,324	45,929

Net Income	$1,735,905	$1,974,603
Average Shares Outstanding	2,296,374	2,289,122
Net Income Per Common Share	.76	.86

		Unaudited
	Unaudited	June 30,
BALANCE SHEET	June 30, 2010	2009

Cash and Due From Banks	$6,329,559	$5,407,127
Interest Bearing Bank Deposits	2,985,851	856,922
Federal Funds Sold	8,960,000	4,106,000
Loans Held for Sale	32,447,551	20,363,983
Loans Held for Investment	445,415,900	416,316,322
Less Allowance for Loan Losses	(4,890,288)	(2,556,033)

Net Loans Held for Investment	440,525,612	413,760,289
Securities	25,442,653	25,998,727
Other Assets	27,684,253	23,839,852

Total Assets	$544,375,479	$494,332,900

Deposits	$427,614,443	$376,434,254
Short Term Debt	5,396,646	7,143,420
Long Term Debt	63,312,083	65,176,071
Other Liabilities	7,715,816	7,743,502

Total Liabilities	504,038,988	456,497,247
Stockholders’ Equity	40,336,491	37,835,653

Total Liabilities and Stockholders’ Equity	$544,375,479	$494,332,900
Book Value Per Common Share	$17.55	$16.49